Filed Pursuant to Rule 424(b)(3)

Registration No. 333-152653

CB RICHARD ELLIS REALTY TRUST

Supplement No. 13 dated December 4, 2009

to the Prospectus dated April 29, 2009

This Supplement No. 13 supersedes and replaces the following prior supplements to our prospectus dated April 29, 2009: Supplement No. 9 dated August 21, 2009, Supplement No. 10 dated October 2, 2009, Supplement No. 11 dated October 22, 2009 and Supplement No. 12 dated November 17, 2009. Supplement No. 9 superseded and replaced all prior supplements to the registrants prospectus dated April 29, 2009. This Supplement No. 13 provides information that shall be deemed part of, and must be read in conjunction with, the prospectus and the additional information incorporated by reference herein and described under the heading “Incorporation by Reference” in this Supplement No. 13. Capitalized terms used in this Supplement No. 13 have the same meanings in the prospectus unless otherwise stated herein. The terms “we,” “our,” “us” and CBRE REIT include CB Richard Ellis Realty Trust and its subsidiaries.

	Supplement No. 13 Page No.	Prospectus Page No.
Status of Our Current Offering	1	1
Suitability Standards	2	i
Fees Paid in Connection with Our Offerings	2	98-99
Fees Paid in Connection with Our Operations	3	99
Real Estate Investments	3-14	65-81
Management of the Company	14	82-85
The Investment Advisor	14	86-90
Distribution Policy	15	46-47
Summary Selected Financial Data	16-19	48-52
Compensation to Investment Advisor and Dealer Manager; Equity Investment by an Affiliate of the Investment Advisor	20	10-14, 91-94
Description of Shares	20	102-109
The Company	20-21	53-64
Experts	21	148-149
Incorporation of Certain Information By Reference	22	150
Index to Consolidated Financial Statements	F-1	F-1-F-2

Status of Our Current Offering

Our registration statement on Form S-11 relating to this public offering was declared effective by the Securities and Exchange Commission, or the SEC, on January 30, 2009. From January 30, 2009 through September 30, 2009, we have accepted subscriptions from 7,562 investors and issued 26,213,844 common shares pursuant to this public offering, which includes 913,950 common shares issued pursuant to our dividend reinvestment plan, and received gross offering proceeds of approximately $261,681,461. As of September 30, 2009, approximately $2,738,318,539 in common shares were available to be offered and sold in this public offering. As of November 11, 2009, 97,362,210 common shares were issued and outstanding. Unless extended, this public offering will not last beyond January 30, 2011 (which is two years after the date of the original prospectus dated January 30, 2009). In certain states, we will be required to renew this registration statement or file a new registration statement to extend the offering beyond this date. If we continue our offering beyond two years from the date of our original prospectus, we will provide that information in a prospectus supplement. We reserve the right to terminate this offering at any time.

Suitability Standards

We previously disclosed that, as a condition for clearing our offering in Arkansas and Alabama, each of the Arkansas and Alabama securities commissions had required us to undertake to amend the investor suitability standards provision of our declaration of trust. The amendment would increase the suitability standards so that an investor is required to have either: a net worth of at least $250,000 (excluding the value of the investor’s home, furnishings and automobiles); or a gross annual income of at least $70,000 and a net worth of at least $70,000 (excluding the value of the investor’s home, furnishings and automobiles). On June 16, 2009, our shareholders approved the amendment at our 2009 annual meeting of shareholders. We filed the amendment with the Maryland State Department of Assessments and Taxation on June 19, 2009, at which time the amendment became effective.

Fees Paid in Connection with Our Offerings

For the nine months ended September 30, 2009 and the year ended December 31, 2008, our Dealer Manager earned the following fees:

	Nine Months Ended September 30, 2009		Year Ended December 31, 2008
	Earned (1)	Payable (2)	Earned (1)	Payable (2)
Selling commissions	$15,309,000	$286,000	$13,703,000	$426,000
Dealer manager fees	$5,427,000	$350,000	$4,929,000	$194,000
Marketing support fees	$2,265,000	$63,000	$2,074,000	$80,000

(1)	Earned represents the amount expensed on an accrual basis for services provided by the Dealer Manager during the period.
(2)	Payable represents the total unpaid amount due on an accrual basis to the Dealer Manager for services provided as of the balance sheet date specified.

For the nine months ended September 30, 2009 and the year ended December 31, 2008, our Dealer Manager and our Investment Advisor and/or its affiliates earned the following other offering costs:

	Nine Months Ended September 30, 2009		Year Ended December 31, 2008
	Earned (1)	Payable (2)	Earned (3)	Payable (4)
Other Offering Costs	$1,264,000	$1,174,000	$4,115,000	$3,704,000

(1)	Included in the other offering costs earned is $1,151,000 and $113,000 for the Dealer Manager and the Investment Advisor, respectively.
(2)	Included in the payable amount is $1,162,000, $12,000 and $0 due to the Dealer Manager, the Investment Advisor and CB Richard Ellis Group, Inc., respectively, as of the balance sheet date specified.
(3)	Included in the other offering costs earned is $3,999,000 and $116,000 for the Dealer Manager and the Investment Advisor, respectively.
(4)

Included in the payable amount is $2,692,000, $13,000 and $999,000 due at year end to the Dealer Manager, the Investment Advisor and CB Richard Ellis Group, Inc., respectively, as of the balance sheet date specified.

Fees Paid in Connection with Our Operations

For the nine months ended September 30, 2009 and the year ended December 31, 2008, our Investment Advisor and/or its affiliates earned the following fees:

	Nine Months Ended September 30, 2009		Year Ended December 31, 2008
	Earned (1)	Payable (2)	Earned (1)	Payable (2)
Acquisition fees (3)	$2,804,000	$—	$5,670,000	$743,000
Investment management fees (4)	$5,584,000	$718,000	$3,964,000	$625,000
Property management fees	$459,000	$125,000	$491,000	$126,000

(1)	Earned represents the amount expensed on an accrual basis for services provided by the Investment Advisor during the period.
(2)	Payable represents the unpaid amount due on an accrual basis to the Investment Advisor for services provided.
(3)

In connection with services provided to the Investment Advisor, the Sub-Advisor, pursuant to a sub-advisory agreement, was paid $476,000 and $921,000 by the Investment Advisor for the nine months ended September 30, 2009 and the year ended December 31, 2008, respectively.

(4)

The Investment Advisor waived investment management fees of $1,026,000 and $1,529,000 for the nine months ended September 30, 2009 and the year ended December 31, 2008, respectively. In connection with services provided to the Investment Advisor, the Sub-Advisor, pursuant to a sub-advisory agreement, was paid $771,000 and $547,000 by the Investment Advisor for the nine months ended September 30, 2009 and the year ended December 31, 2008, respectively.

CBRE Capital Markets, an affiliate of the Investment Advisor, received $0 in mortgage banking fees for the nine months ended September 30, 2009 and approximately $636,000 for the year ended December 31, 2008. Leasing and brokerage fees aggregating $67,000 and $15,000 were paid to the Investment Advisor or its affiliates for the nine months ended September 30, 2009 and the year ended December 31, 2008, respectively. In addition, CB Richard Ellis, UK, an affiliate of the Investment Advisor, received a payment for management services totaling $75,000 for the nine months ended September 30, 2009 and a payment for certain acquisition expenses in conjunction with the acquisition of Thames Valley Five totaling $42,000 for the year ended December 31, 2008.

Real Estate Investments

This section contains certain information that supplements and updates the information under the section “Real Estate Investments,” which begins on page 65 of our prospectus.

Properties

As of September 30, 2009, we owned, on a consolidated basis, 57 office, retail, and industrial (primarily warehouse/distribution) properties located in ten states (California, Florida, Georgia, Illinois, Massachusetts, Minnesota, North Carolina, South Carolina, Texas and Virginia) and in the United Kingdom, encompassing approximately 7,805,000 rentable square feet, as well as one undeveloped land parcel in Georgia. Our properties previously held for sale have been transferred to continuing operations. Our consolidated properties were approximately 83.15% leased (based upon square feet) as of September 30, 2009. As of September 30, 2009, certain of our consolidated properties were subject to mortgage debt, a description of which is set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, which is incorporated herein by reference.

In addition, we have ownership interests in three unconsolidated entities that, as of September 30, 2009, owned interests in 21 properties. Excluding those properties owned through our investment in CBRE Strategic Partners Asia, we owned, on an unconsolidated basis, 11 industrial, office and retail properties located in seven states (Arizona, Florida, Indiana, North Carolina, Ohio, Tennessee and Texas) encompassing approximately 5,976,000 rentable square feet. Our unconsolidated properties were approximately 99.71% leased (based upon square feet) as of September 30, 2009. As of September 30, 2009, certain of our unconsolidated properties were subject to mortgage debt, a description of which is set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, which is incorporated herein by reference.

The average effective annual rents for our industrial properties, office properties and retail properties were approximately $36,187,000, $30,437,000 and $8,480,000, as of September 30, 2009, respectively.

The following table provides information relating to our properties, excluding those owned through our investment in CBRE Strategic Partners Asia, as of September 30, 2009. These properties consisted of 48 industrial properties, encompassing 11,697,000 rentable square feet, 17 office properties, encompassing 1,588,000 rentable square feet and three retail properties, encompassing 496,000 rentable square feet.

Property and Market	Date Acquired	Year Built	Property Type	Our Effective Ownership	Net Rentable Square Feet (in thousands)	Percentage Leased	Approximate Total Acquisition Cost(1) (in thousands)
Domestic Consolidated Properties:

REMEC Corporate Campus 1 San Diego, CA	9/15/2004	1983	Office	100.00%	34	100.00%	$6,833
REMEC Corporate Campus 2 San Diego, CA	9/15/2004	1983	Office	100.00%	30	100.00%	6,125
REMEC Corporate Campus 3 San Diego, CA	9/15/2004	1983	Office	100.00%	37	100.00%	7,523
REMEC Corporate Campus 4 San Diego, CA	9/15/2004	1983	Office	100.00%	31	100.00%	6,186
300 Constitution Drive Boston, MA	11/3/2004	1998	Warehouse/Distribution	100.00%	330	100.00%	19,805
Deerfield Commons(2) Atlanta, GA	6/21/2005	2000	Office	100.00%	122	97.76%	21,834
505 Century(3) Dallas, TX	1/9/2006	1997	Warehouse/Distribution	100.00%	100	72.40%	6,095
631 International(3) Dallas, TX	1/9/2006	1998	Warehouse/Distribution	100.00%	73	100.00%	5,407
660 North Dorothy(3) Dallas, TX	1/9/2006	1997	Warehouse/Distribution	100.00%	120	80.63%	6,836
Bolingbrook Point III Chicago, IL	8/29/2007	2006	Warehouse/Distribution	100.00%	185	100.00%	18,170
Cherokee Corporate Park(3)(4) Spartanburg, SC	8/30/2007	2000	Warehouse/Distribution	100.00%	60	100.00%	3,775
Community Cash Complex 1(3)(4) Spartanburg, SC	8/30/2007	1960	Warehouse/Distribution	100.00%	205	32.83%	2,690
Community Cash Complex 2(3)(4) Spartanburg, SC	8/30/2007	1978	Warehouse/Distribution	100.00%	145	35.07%	2,225
Community Cash Complex 3(3)(4) Spartanburg, SC	8/30/2007	1981	Warehouse/Distribution	100.00%	116	100.00%	1,701
Community Cash Complex 4(3)(4) Spartanburg, SC	8/30/2007	1984	Warehouse/Distribution	100.00%	33	0.00%	547
Community Cash Complex 5(3)(4) Spartanburg, SC	8/30/2007	1984	Warehouse/Distribution	100.00%	53	84.85%	824
Fairforest Building 1(3)(4) Spartanburg, SC	8/30/2007	2000	Manufacturing	100.00%	51	100.00%	2,974
Fairforest Building 2(3)(4) Spartanburg, SC	8/30/2007	1999	Manufacturing	100.00%	104	100.00%	5,379
Fairforest Building 3(3)(4) Spartanburg, SC	8/30/2007	2000	Manufacturing	100.00%	100	100.00%	5,760
Fairforest Building 4(3)(4) Spartanburg, SC	8/30/2007	2001	Manufacturing	100.00%	101	100.00%	5,640
Fairforest Building 5 Spartanburg, SC	8/30/2007	2006	Warehouse/Distribution	100.00%	316	100.00%	16,968
Fairforest Building 6(5) Spartanburg, SC	8/30/2007	2005	Manufacturing	100.00%	101	100.00%	7,469
Fairforest Building 7(3) Spartanburg, SC	8/30/2007	2006	Warehouse/Distribution	100.00%	101	49.28%	5,626
Greenville/Spartanburg Industrial Park(3)(4) Spartanburg, SC	8/30/2007	1990	Manufacturing	100.00%	67	100.00%	3,388

Property and Market	Date Acquired	Year Built	Property Type	Our Effective Ownership	Net Rentable Square Feet (in thousands)	Percentage Leased	Approximate Total Acquisition Cost(1) (in thousands)
Highway 290 Commerce Park Building 1(3)(4) Spartanburg, SC	8/30/2007	1995	Warehouse/Distribution	100.00%	150	33.33%	5,388
Highway 290 Commerce Park Building 5(3)(4) Spartanburg, SC	8/30/2007	1993	Warehouse/Distribution	100.00%	30	100.00%	1,420
Highway 290 Commerce Park Building 7(3)(4) Spartanburg, SC	8/30/2007	1994	Warehouse/Distribution	100.00%	88	0.00%	4,889
HJ Park Building 1 Spartanburg, SC	8/30/2007	2003	Manufacturing	100.00%	70	100.00%	4,216
Jedburg Commerce Park(3) Charleston, SC	8/30/2007	2007	Manufacturing	100.00%	513	100.00%	41,991
Kings Mountain I(5) Charlotte, NC	8/30/2007	1998	Warehouse/Distribution	100.00%	100	0.00%	5,497
Kings Mountain II Charlotte, NC	8/30/2007	2002	Warehouse/Distribution	100.00%	302	100.00%	11,311
Mount Holly Building Charleston, SC	8/30/2007	2003	Warehouse/Distribution	100.00%	101	100.00%	6,208
North Rhett I Charleston, SC	8/30/2007	1973	Warehouse/Distribution	100.00%	285	100.00%	10,302
North Rhett II Charleston, SC	8/30/2007	2001	Warehouse/Distribution	100.00%	102	99.95%	7,073
North Rhett III(5) Charleston, SC	8/30/2007	2002	Warehouse/Distribution	100.00%	80	100.00%	4,812
North Rhett IV Charleston, SC	8/30/2007	2005	Warehouse/Distribution	100.00%	316	100.00%	17,060
Orangeburg Park Building Charleston, SC	8/30/2007	2003	Warehouse/Distribution	100.00%	101	100.00%	5,474
Orchard Business Park 2(3)(4) Spartanburg, SC	8/30/2007	1993	Warehouse/Distribution	100.00%	18	100.00%	761
Union Cross Building I Winston-Salem, NC	8/30/2007	2005	Warehouse/Distribution	100.00%	101	100.00%	6,585
Union Cross Building II Winston-Salem, NC	8/30/2007	2005	Warehouse/Distribution	100.00%	316	100.00%	17,216
Highway 290 Commerce Park Building 2(3)(4) Spartanburg, SC	9/24/2007	1995	Warehouse/Distribution	100.00%	100	100.00%	4,626
Highway 290 Commerce Park Building 6(3)(4) Spartanburg, SC	11/1/2007	1996	Warehouse/Distribution	100.00%	105	0.00%	3,760
Orchard Business Park 1(3)(4) Spartanburg, SC	11/1/2007	1994	Warehouse/Distribution	100.00%	33	100.00%	1,378
Lakeside Office Center Dallas, TX	3/5/2008	2006	Office	100.00%	99	97.88%	17,994
Kings Mountain III(3) Charlotte, NC	3/14/2008	2007	Warehouse/Distribution	100.00%	542	0.00%	25,728
Enclave on the Lake Houston, TX	7/1/2008	1999	Office	100.00%	171	100.00%	37,827
Avion Midrise III Washington, DC	11/18/2008	2002	Office	100.00%	71	100.00%	21,111
Avion Midrise IV Washington, DC	11/18/2008	2002	Office	100.00%	72	100.00%	21,112
13201 Wilfred Lane(6) Minneapolis, MN	6/29/2009	1999	Warehouse/Distribution	100.00%	335	100.00%	15,340
3011, 3055 & 3077 Comcast Place(3)(6) Oakland, CA	7/1/2009	1988	Office	100.00%	220	100.00%	49,000
140 Depot Street(3) (6) Boston, MA	7/31/2009	2009	Warehouse/Distribution	100.00%	238	100.00%	18,950
12650 Ingenuity Drive(6) Orlando, FL	8/5/2009	1999	Office	100.00%	125	100.00%	25,350

Property and Market	Date Acquired	Year Built	Property Type	Our Effective Ownership	Net Rentable Square Feet (in thousands)	Percentage Leased	Approximate Total Acquisition Cost(1) (in thousands)
Crest Ridge Corporate Center I(3)(6) Minneapolis, MN	8/17/2009	2009	Office	100.00%	116	100.00%	28,419

Total Domestic Consolidated Properties					7,515	82.50%	590,578

International Consolidated Properties:
602 Central Blvd. Coventry, UK	4/27/2007	2001	Office	100.00%	50	100.00%	23,847
Thames Valley Five Reading, UK	3/20/2008	1998	Office	100.00%	40	100.00%	29,572
Albion Mills Retail Park Wakefield, UK	7/11/2008	2000	Retail	100.00%	55	100.00%	22,098
Maskew Retail Park Peterborough, UK	10/23/2008	2007	Retail	100.00%	145	100.00%	53,727

Total International Consolidated Properties					290	100.00%	129,244

Total Consolidated Properties					7,805	83.15%	719,822

Unconsolidated Properties(7):
Buckeye Logistics Center(8) Phoenix, AZ	6/12/2008	2008	Warehouse/Distribution	80.00%	605	100.00%	35,573
Afton Ridge Shopping Center(9) Charlotte, NC	9/18/2008	2007	Retail	90.00%	296	94.24%	44,858
AllPoints at Anson Bldg. 1(8) Indianapolis, IN	9/30/2008	2008	Warehouse/Distribution	80.00%	631	100.00%	27,150
12200 President’s Court(8) Jacksonville, FL	9/30/2008	2008	Warehouse/Distribution	80.00%	772	100.00%	29,995
201 Sunridge Blvd.(8) Dallas, TX	9/30/2008	2008	Warehouse/Distribution	80.00%	823	100.00%	25,690
Aspen Corporate Center 500(8) Nashville, TN	9/30/2008	2008	Office	80.00%	180	100.00%	30,033
125 Enterprise Parkway(8) Columbus, OH	12/10/2008	2008	Warehouse/Distribution	80.00%	1,142	100.00%	38,088
AllPoints Midwest Bldg. 1(8) Indianapolis, IN	12/10/2008	2008	Warehouse/Distribution	80.00%	1,200	100.00%	41,428
Celebration Office Center(8) (6) Orlando, FL	5/13/2009	2009	Office	80.00%	101	100.00%	13,640
22535 Colonial Pkwy(8) (6) Houston, TX	5/13/2009	2009	Office	80.00%	90	100.00%	11,596
Fairfield Distribution Ctr. IX(8)(6) Tampa, FL	5/13/2009	2008	Warehouse/Distribution	80.00%	136	100.00%	7,151

Total Unconsolidated Properties(7)					5,976	99.71%	305,202

Total Properties(7)					13,781	90.33%	$1,025,024

(1)

Approximate total acquisition cost represents the pro rata purchase price inclusive of customary closing costs and acquisition fees/expenses for properties acquired prior to January 1, 2009. For properties acquired subsequent to January 1, 2009, it represents the pro rata purchase price exclusive of customary closing costs and acquisition fees/expenses.

(2)	Includes undeveloped land zoned for future use.
(3)	This property is unencumbered and not secured by mortgage debt.
(4)	Properties previously held for sale were transferred to continuing operations during the quarter ended September 30, 2008.
(5)	Includes the purchase prices of adjacent land parcels acquired on January 23, 2008.
(6)

The estimated acquisition cap rates for 13201 Wilfred Lane, 3011, 3055 & 3077 Comcast Place, 140 Depot Street, 12650 Ingenuity Drive, Crest Ridge Corporate Center, Celebration Office Center, 22535 Colonial Pkwy and Fairfield Distribution Ctr. IX were 8.7%, 9.2%, 8.7%, 8.1%, 8.7%, 9.3%, 8.6%, and 8.5%, respectively. Acquisition cap rate equals annualized in-place net operating income divided by total acquisition cost for the property. Annualized in-place net operating income equals, on an annualized cash basis as derived from leases in-place at the time we acquire the property, rental income and tenant reimbursements less property and related expenses (operating maintenance, management fees and real estate taxes) and excludes other non-property income and expenses, interest expense, depreciation and amortization and our company-level general and administrative expenses.

(7)	Does not include CBRE Strategic Partners Asia properties.
(8)	This property is held through the Duke joint venture.
(9)	This property is held through the Afton Ridge joint venture.

International Properties—Unconsolidated

CBRE Strategic Partners Asia

Our capital commitment is currently being pledged as collateral for borrowings of CBRE Strategic Partners Asia of which our pro-rata portion of such borrowings was approximately $7,412,000 based on our 5.07% ownership interest in CBRE Strategic Partners Asia at September 30, 2009. Our share of investment management and acquisition fees paid to the Investment Manager were approximately $75,000 and $225,000, respectively, for the three and nine months ended September 30, 2009, respectively. Through September 30, 2009, we had paid no fees to our Investment Advisor relating to this investment. Through September 30, 2009, we contributed $7,912,000 of our $20,000,000 CBRE Strategic Partners Asia capital commitment which was funded using net proceeds from our offering.

Property Type Concentration

Our property type concentrations as of September 30, 2009 are as follows (Net Rentable Square Feet and Approximate Total Acquisition Cost in thousands):

	Consolidated Properties			Unconsolidated Properties(1)			Consolidated & Unconsolidated Properties(1)
Property Type	Properties	Net Rentable Square Feet	Approximate Total Acquisition Cost	Properties	Net Rentable Square Feet	Approximate Total Acquisition Cost	Properties	Net Rentable Square Feet	Approximate Total Acquisition Cost
Warehouse/ Distribution	33	5,281	$264,447	7	5,309	$205,075	40	10,590	$469,522
Office	14	1,217	302,733	3	371	55,269	17	1,588	358,002
Retail	2	200	75,825	1	296	44,858	3	496	120,683
Manufacturing	8	1,107	76,817	—	—	—	8	1,107	76,817

Total	57	7,805	$719,822	11	5,976	$305,202	68	13,781	$1,025,024

(1)

Number of Properties and Net Rentable Square Feet for Unconsolidated Properties are at 100%. Approximate Total Acquisition Cost for Unconsolidated Properties is at our pro rata share of effective ownership. Does not include our investment in CBRE Strategic Partners Asia.

Geographic Concentration

Our geographic concentrations as of September 30, 2009 are as follows (Net Rentable Square Feet and Approximate Total Acquisition Cost in thousands):

	Consolidated Properties			Unconsolidated Properties(1)			Consolidated & Unconsolidated Properties(1)
	Properties	Net Rentable Square Feet	Approximate Total Acquisition Cost	Properties	Net Rentable Square Feet	Approximate Total Acquisition Cost	Properties	Net Rentable Square Feet	Approximate Total Acquisition Cost
Domestic
South Carolina	29	3,645	$184,324	—	—	$—	29	3,645	$184,324
Texas	5	563	74,159	2	913	37,286	7	1,476	111,445
North Carolina	5	1,360	66,337	1	296	44,858	6	1,656	111,195
Florida	1	125	25,350	3	1,009	50,786	4	1,134	76,136
California	5	352	75,667	—	—	—	5	352	75,667
Indiana	—	—	—	2	1,831	68,578	2	1,831	68,578
Minnesota	2	452	43,759	—	—	—	2	452	43,759
Virginia	2	143	42,223	—	—	—	2	143	42,223
Massachusetts	2	568	38,755	—	—	—	2	568	38,755
Ohio	—	—	—	1	1,142	38,088	1	1,142	38,088
Arizona	—	—	—	1	605	35,573	1	605	35,573
Tennessee	—	—	—	1	180	30,033	1	180	30,033
Georgia	1	122	21,834	—	—	—	1	122	21,834
Illinois	1	185	18,170	—	—	—	1	185	18,170

Total Domestic	53	7,515	590,578	11	5,976	305,202	64	13,491	895,780
International
United Kingdom	4	290	129,244	—	—	—	4	290	129,244

Total	57	7,805	$719,822	11	5,976	$305,202	68	13,781	$1,025,024

(1)

Number of Properties and Net Rentable Square Feet for Unconsolidated Properties are at 100%. Approximate Total Acquisition Cost for Unconsolidated Properties is at our pro rata share of effective ownership. Does not include our investment in CBRE Strategic Partners Asia.

Significant Tenants

The following table details our largest tenants as of September 30, 2009 (in thousands):

			Consolidated Properties		Unconsolidated Properties(1)		Consolidated & Unconsolidated Properties(1)
Tenant		Primary Industry	Net Rentable Square Feet	Annualized Base Rent	Net Rentable Square Feet	Annualized Base Rent	Net Rentable Square Feet	Annualized Base Rent
1	Comcast	Telecommunications	220	$4,462	—	$—	220	$4,462
2	Amazon.com(2)	Internet Retail	—	—	1,235	4,362	1,235	4,362
3	SBM Offshore(3)	Petroleum and Mining	171	4,277	—	—	171	4,278
4	Unilever(4)	Consumer Products	—	—	1,595	3,858	1,595	3,858
5	Prime Distribution Services	Logistics and Distribution	—	—	1,200	2,958	1,200	2,958
6	American LaFrance	Vehicle Related Manufacturing	513	2,892	—	—	513	2,892
7	Kellogg’s	Consumer Product	—	—	1,142	2,817	1,142	2,817
8	B&Q	Home Furnishings/ Home Improvement	104	2,748	—	—	104	2,748
9	Regus Business Centers	Executive Office Suites	86	2,626	—	—	86	2,626
10	Syngenta Seed	Agriculture	117	2,472	—	—	117	2,472
11	REMEC	Defense and Aerospace	133	2,448	—	—	133	2,448
12	US General Services Administration	Government	72	2,135	—	—	72	2,135
13	Verizon Wireless(5)	Telecommunications	—	—	180	2,117	180	2,117
14	Kaplan(6)	Education	125	2,054	—	—	125	2,054
15	Best Buy	Specialty Retail	238	1,657	30	317	268	1,973
16	Lockheed Martin	Defense and Aerospace	72	1,741	—	—	72	1,741
17	Women’s Apparel Group	Internet Retail	330	1,426	—	—	330	1,426
18	Walgreens	Specialty Retail	335	1,351	—	—	335	1,351
19	Disney Vacation Development	Travel and Leisure	—	—	101	1,264	101	1,264
20	Capita Business Services	Business Services	50	1,258	—	—	50	1,258
21	CEVA Logistics	Logistics and Distribution	316	1,239	—	—	316	1,239
22	Echostar Satellite	Telecommunications	316	1,200	—	—	316	1,200
23	Trans Hold	Logistics and Distribution	316	1,174	—	—	316	1,174
24	Det Norske Veritas	Business Services	—	—	90	994	90	994
25	Wickes Building Supplies	Home Furnishings/ Home improvement	40	991	—	—	40	991
	All Other (92 tenants)		2,936	14,973	386	3,292	3,322	18,265

			6,490	$53,124	5,959	$21,979	12,449	$75,103

(1)

Net Rentable Square Feet for Unconsolidated Properties is at 100%. Annualized Base Rent for Unconsolidated Properties is at our pro rata share of effective ownership. Does not include our investment in CBRE Strategic Partners Asia.

(2)

Our tenants are Amazon.com.azdc, Inc. in our Buckeye Logistics Center property and Amazon.com.indc, LLC in our AllPoints at Anson Bldg. 1 property, which are both wholly-owned subsidiaries of Amazon.com.

(3)	Our tenant is Atlantic Offshore Ltd., a wholly-owned subsidiary of SBM Offshore.
(4)	Our tenant is CONOPCO, Inc., a wholly-owned subsidiary of Unilever.
(5)	Verizon Wireless is the d/b/a for Cellco Partnership.
(6)	Our tenant is Iowa College Acquisitions Corp., an operating subsidiary of Kaplan Inc. The lease is guaranteed by Kaplan Inc.

Tenant Industries

Our tenants operate across a wide range of industries. The following table details our tenant-industry concentrations as of September 30, 2009 (in thousands):

	Consolidated Properties		Unconsolidated Properties(1)		Consolidated & Unconsolidated Properties(1)
Primary Tenant Industry Category	Net Rentable Square Feet	Annualized Base Rent	Net Rentable Square Feet	Annualized Base Rent	Net Rentable Square Feet	Annualized Base Rent
Consumer Products	256	$1,305	2,747	$6,817	3,003	$8,122
Telecommunications	536	5,669	180	2,117	716	7,786
Logistics and Distribution	910	3,375	1,337	3,427	2,247	6,802
Internet Retail	330	1,426	1,235	4,362	1,565	5,788
Home Furnishings/Home Improvement	549	5,078	35	391	584	5,469
Specialty Retail	619	4,156	75	712	694	4,868
Vehicle Related Manufacturing	800	4,291	—	—	800	4,291
Petroleum and Mining	171	4,277	—	—	171	4,277
Defense and Aerospace	204	4,189	—	—	204	4,189
Business Services	425	3,091	90	994	515	4,085
Other Manufacturing	804	2,933	—	—	804	2,933
Executive Office Suites	86	2,626	—	—	86	2,626
Agriculture	116	2,472	—	—	116	2,472
Government	72	2,135	—	—	72	2,135
Education	125	2,054	—		125	2.054
Financial Services	185	1,627	—	—	185	1,627
Travel and Leisure	—	—	101	1,264	101	1,264
Food Service and Retail	108	796	14	278	122	1,074
Pharmaceutical and Health Care Related	123	834	—	—	123	834
Apparel Retail	—	—	91	818	91	818
Other Retail	22	123	48	676	70	799
Professional Services	49	667	6	123	55	790

Totals	6,490	$53,124	5,959	$21,979	12,449	$75,103

(1)

Net Rentable Square Feet for Unconsolidated Properties is at 100%. Annualized Base Rent for Unconsolidated Properties is at our pro rata share of effective ownership. Does not include our investment in CBRE Strategic Partners Asia.

Tenant Lease Expirations

The following table sets forth a schedule of expiring leases for our consolidated and unconsolidated properties as of September 30, 2009 (in thousands):

	Consolidated Properties		Unconsolidated Properties(1)		Consolidated & Unconsolidated Properties(1)
	Expiring Net Rentable Square Feet	Expiring Base Rent	Expiring Net Rentable Square Feet	Expiring Base Rent	Expiring Net Rentable Square Feet	Expiring Base Rent
2009 (Three months ending December 31, 2009)	389	$1,474	—	$—	389	$1,474
2010	662	4,976	—	—	662	4,976
2011	226	1,123	—	—	226	1,123
2012	539	9,592	20	324	559	9,916
2013	1,294	8,266	20	414	1,314	8,680
2014	102	521	16	287	118	808
2015	654	2,932	—	—	654	2,932
2016	299	1,709	131	1,839	430	3,548
2017	200	3,492	116	1,169	316	4,661
2018	336	1,583	3,088	12,834	3,424	14,417
2019	760	6,139	2,432	7,376	3,192	13,515
Thereafter	1,029	16,848	136	853	1,165	17,701

Total	6,490	$58,655	5,959	$25,096	12,449	$83,751

Weighted Average Expiration (years)		7.74		9.38		8.23

(1)

Expiring Net Rentable Square Feet for Unconsolidated Properties is at 100%. Expiring Base Rent for Unconsolidated Properties is at our pro rata share of effective ownership. Does not include our investment in CBRE Strategic Partners Asia.

Property Portfolio Size

Our portfolio size at the end of each quarter since commencement of our initial public offering through September 30, 2009 is as follows (Net Rentable Square Feet and Approximate Total Acquisition Cost in thousands):

	Consolidated Properties			Unconsolidated Properties(1)			Consolidated & Unconsolidated Properties(1)
Cumulative Property Portfolio as of:	Properties	Net Rentable Square Feet	Approximate Total Acquisition Cost	Properties	Net Rentable Square Feet	Approximate Total Acquisition Cost	Properties	Net Rentable Square Feet	Approximate Total Acquisition Cost
9/30/2006	9	878	$86,644	—	—	$—	9	878	$86,644
12/31/2006	9	878	86,644	—	—	—	9	878	86,644
3/31/2007	9	878	86,644	—	—	—	9	878	86,644
6/30/2007	10	928	110,491	—	—	—	10	928	110,491
9/30/2007	42	5,439	348,456	—	—	—	42	5,439	348,456
12/31/2007	44	5,576	353,594	—	—	—	44	5,576	353,594
3/31/2008	47	6,257	426,856	—	—	—	47	6,257	426,856
6/30/2008	47	6,257	426,856	1	605	35,636	48	6,862	462,492
9/30/2008	49	6,483	486,777	6	3,307	193,773	55	9,790	680,550
12/31/2008	52	6,771	582,682	8	5,649	273,205	60	12,420	855,887
3/31/2009	52	6,771	582,717	8	5,649	273,130	60	12,420	855,847
6/30/2009	53	7,106	598,103	11	5,976	305,308	64	13,082	903,411
9/30/2009	57	7,805	719,822	11	5,976	305,202	68	13,781	1,025,024

(1)

Net Rentable Square Feet for unconsolidated properties is at 100%. Approximate Total Acquisition Cost is at our pro rata share of effective ownership and does not include our investment in CBRE Strategic Partners Asia.

Rental Operations

During the fourth quarter of 2008, management reevaluated the structure of its business and devised a new reportable segment structure. Our reportable segments consist of three types of commercial real estate properties for which our management internally evaluates operating performance and financial results: the Domestic Industrial Properties, Domestic Office Properties and International Office/Retail Properties. All periods presented have been revised to report our segment results under our new reportable segment structure. We evaluate the performance of our segments based on net operating income, defined as: rental income and tenant reimbursements less property and related expenses (operating and maintenance, management fees and real estate taxes) and excludes other non-property income and expenses, interest expense, depreciation and amortization, and our company-level general and administrative expenses. The following tables compare the net operating income for the three and nine months ended September 30, 2009 and 2008 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Domestic Industrial Properties
Revenues:
Rental	$5,291	$4,996	$14,280	$15,778
Tenant Reimbursements	1,378	910	3,481	2,669

Total Revenues	6,669	5,906	17,761	18,447

Property and Related Expenses:
Operating and Maintenance	301	321	971	872
General and Administrative	54	(47)	193	130
Property Management Fee to Related Party	92	86	272	286
Property Taxes	1,215	798	3,361	2,329

Total Expenses	1,662	1,158	4,797	3,617

Net Operating Income	$5,007	$4,748	$12,964	$14,830

Domestic Office Properties
Revenues:
Rental	$5,726	$2,507	$13,211	$5,129
Tenant Reimbursements	857	623	2,558	1,506

Total Revenues	6,583	3,130	15,769	6,635

Property and Related Expenses:
Operating and Maintenance	894	694	2,422	1,260
General and Administrative	44	23	145	44
Property Management Fee to Related Party	41	33	105	48
Property Taxes	878	420	2,096	805

Total Expenses	1,857	1,170	4,768	2,157

Net Operating Income	$4,726	$1,960	$11,001	$4,478

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
International Office/Retail Properties
Revenues:
Rental	$2,261	$1,264	$5,976	$2,724
Tenant Reimbursements	38	15	218	75

Total Revenues	2,299	1,279	6,194	2,799

Property and Related Expenses:
Operating and Maintenance	51	15	225	75
General and Administrative	27	(3)	94	47
Property Management Fee to Related Party	72	6	82	13

Total Expenses	150	18	401	135

Net Operating Income	$2,149	$1,261	$5,793	$2,664

Reconciliation to Consolidated Net Loss
Total Segment Net Operating Income(1)	$11,882	$7,969	$29,758	$21,972
Interest Expense	2,775	2,670	8,220	7,402
General and Administrative	857	707	2,478	1,878
Investment Management Fee to Related Party	2,098	1,016	5,584	2,495
Acquisition Expenses	2,536	—	3,534	—
Depreciation and Amortization	6,501	4,417	18,371	11,457

	(2,885)	(841)	(8,429)	(1,260)

Interest and Other Income	77	467	338	1,797
Net Settlement Payments on Interest Rate Swaps	(203)	—	(436)	—
(Loss) Gain on Interest Rate Swaps and Cap	(338)	(58)	19	(77)
Loss on Note Payable at Fair Value	(109)	—	(802)	—
Loss on transfer of held for sale real estate to continuing operations	—	(3,451)	—	(3,451)

Loss Before (Provision) Benefit for Taxes and Equity in Income (Loss) of Unconsolidated Entities	(3,458)	(3,883)	(9,310)	(2,991)

(Provision) Benefit for Income Taxes	(44)	557	(131)	41
Equity in Income (Loss) of Unconsolidated Entities	74	379	(1,775)	103

Net Loss	(3,428)	(2,947)	(11,216)	(2,847)

Net Loss Attributable to Non-Controlling Operating Partnership Units	16	14	36	12

Net Loss Attributable to CB Richard Ellis Realty Trust Shareholders	$(3,412)	$(2,933)	$(11,180)	$(2,835)

(1)

Total Segment Net Operating Income is a Non-GAAP financial measure which may be useful as a supplemental measure for evaluating the relationship of each reporting segment to the combined total. This measure should not be viewed as an alternative measure of operating performance to our U.S. GAAP presentations provided. Segment “Net Operating Income” is defined as operating revenues (rental income, tenant reimbursements and other property income) less property and related expenses (property expenses, including real estate taxes) before depreciation and amortization expense. The Net Operating Income segment information presented consists of the same Net Operating Income segment information disclosed in Note 9 to our consolidated financial statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009.

Tax Basis and Real Estate Tax

The following table provides information regarding our tax basis and real estate taxes at each of our consolidated properties as of September 30, 2009:

Location	Property	Original Income Tax Basis	2009 Annualized Real Estate Taxes
San Diego, CA	REMEC Corporate Campus	$26,667,000	$304,000
Taunton, MA	300 Constitution Drive	19,805,000	330,000
Alpharetta, GA	Deerfield Commons I	19,572,000	299,000
Alpharetta, GA	Deerfield Commons II	2,262,000	50,000
Allen, TX	505 Century	6,095,000	117,000
Richardson, TX	631 International	5,407,000	107,000
Richardson, TX	660 North Dorothy	6,836,000	130,000
Bolingbrook, IL	Bolingbrook Point III	18,170,000	203,000
Spartanburg, SC	Cherokee Corporate Park	3,775,000	44,000
Spartanburg, SC	Community Cash Complex 1-5	7,987,000	136,000
Spartanburg, SC	Fairforest Bldgs 1-4	19,753,000	412,000
Spartanburg, SC	Fairforest Bldg. 5	16,968,000	249,000
Spartanburg, SC	Fairforest Bldg. 6	7,469,000	150,000
Spartanburg, SC	Fairforest Bldg. 7	5,626,000	129,000
Spartanburg, SC	Greenville/Spartanburg Ind. Pk	3,388,000	66,000
Spartanburg, SC	Highway 290 Commerce Pk Bldgs	20,083,000	368,000
Spartanburg, SC	HJ Park Bldg. 1	4,216,000	91,000
Charleston, SC	Jedburg Commerce Park	41,991,000	416,000
Charlotte, NC	Kings Mountain I	5,497,000	35,000
Charlotte, NC	Kings Mountain II	11,311,000	56,000
Charleston, SC	Mount Holly Building	6,208,000	72,000
Charleston, SC	North Rhett I	10,302,000	313,000
Charleston, SC	North Rhett II	7,073,000	63,000
Charleston, SC	North Rhett III	4,812,000	66,000
Charleston, SC	North Rhett IV	17,060,000	235,000
Charleston, SC	Orangeburg Park Bldg.	5,474,000	141,000
Spartanburg, SC	Orchard Business Park 1 & 2	2,139,000	43,000
Winston-Salem, NC	Union Cross Bldg. I	6,585,000	129,000
Winston-Salem, NC	Union Cross Bldg. II	17,216,000	130,000
Lewisville, TX	Lakeside Office Center	17,994,000	366,000
Charlotte, NC	Kings Mountain III	25,728,000	76,000
Houston, TX	Enclave on the Lake	37,827,000	837,000
Washington, DC	Avion Midrise III	21,111,000	107,000
Washington, DC	Avion Midrise IV	21,112,000	108,000
Minneapolis, MN	13201 Wilfred Lane	15,340,000	526,000
Oakland, CA	3011, 3055 & 3077 Comcast Place	49,000,000	792,000
Boston, MA	140 Depot Street	18,950,000	297,000
Orlando, FL	12650 Ingenuity Drive	25,350,000	368,000
Minneapolis, MN	Crest Ridge Corporate Center I	28,419,000	16,000	(1)
Coventry, UK	602 Central Blvd.	23,847,000	N/A
Reading, UK	Thames Valley Five	29,572,000	N/A
Wakefield, UK	Albion Mills Retail Park	22,098,000	N/A
Peterborough, UK	Maskew Retail Park	53,727,000	N/A

Total		$719,822,000	$8,420,000

(1)

This amount is based on the pre-construction completion assessed value of this property and a forthcoming post-construction completion date assessment is likely to increase our future annualized real-estate taxes on this property.

Recent Developments

Northpoint III

On October 15, 2009, the Duke joint venture acquired Northpoint III, located at 3300 Exchange Place, Lake Mary, FL, a suburb of Orlando, for approximately $18,240,000, exclusive of customary closing costs and acquisition fees which are both expensed as incurred. We own an 80% interest in the Duke joint venture, and we made cash contributions totaling approximately $14,406,000 to the Duke joint venture in connection with the acquisition, using the net proceeds from our current public offering.

Northpoint III is a 108,499 square foot four-story office building that was completed in 2001. Northpoint III is 100% leased to Florida Power Corporation d/b/a Progress Energy Florida, Inc., a major electric utility in Florida. Upon closing, we paid the Investment Advisor a $218,880 acquisition fee. The estimated acquisition cap rate for Northpoint III is 8.7%.(1)

(1)

Acquisition cap rate equals annualized in-place net operating income divided by total acquisition cost for the property. Annualized in-place net operating income equals, on an annualized cash basis as derived from leases in-place at the time we acquire the property, rental income and tenant reimbursements less property and related expenses (operating maintenance, management fees and real estate taxes) and excludes other non-property income and expenses, interest expense, depreciation and amortization and our company-level general and administrative expenses.

Management of the Company

This section updates the ages of certain of our trustees included under the section “Management of the Company,” which begins on page 82 of our prospectus.

Our Executive Officers and Trustees

The following table sets forth certain information regarding our executive officers and trustees. Our board of trustees currently consists of five individuals, three of whom are independent.

Name	Age	Position
Jack A. Cuneo	61	Chairman of the Board of Trustees, President and Chief Executive Officer
Charles E. Black	61	Trustee*
Martin A. Reid	53	Trustee*
James M. Orphanides	59	Trustee*
Peter E. DiCorpo	37	Trustee
Laurie E. Romanak	49	Senior Vice President, Chief Financial Officer and Secretary
Philip L. Kianka	53	Chief Operating Officer and Executive Vice President

*	Denotes independent trustee.

The Investment Advisor

This section updates the ages of certain of the executive officers of our Investment Advisor included under the section “The Investment Advisor,” which begins on page 86 of our prospectus.

The executive officers of the Investment Advisor are as follows:

Name	Age	Position
Jack A. Cuneo	61	President and Chief Executive Officer
Laurie E. Romanak	49	Managing Director
Douglas J. Herzbrun	54	Managing Director/Global Head of Research
Philip L. Kianka	53	Director of Operations
Christopher B. Allen	42	Director of Finance
Nickolai S. Dolya	32	Director of Capital Markets
Charles W. Hessel	38	Director of Investments
Hugh S. O’Beirne	38	Counsel
Brian D. Welcker	60	Director of Asset Management
G. Eric Fraser	59	Director of Accounting

Distribution Policy

This section contains certain information that supplements and updates the information under the section “Distribution Policy,” which begins on page 46 of our prospectus.

The following table presents total distributions declared and paid and distributions per share:

2009 Quarters		First	Second	Third
Total distributions declared and paid		$10,066,000	$11,181,000	$12,767,000
Distributions per share		$0.15	$0.15	$0.15

2008 Quarters	First	Second	Third	Fourth
Total distributions declared and paid	$4,882,000	$5,907,000	$7,511,000	$8,989,000
Distributions per share	$0.14375	$0.14375	$0.15	$0.15

Our first quarter 2009 distributions, paid on April 17, 2009, were funded 60.22% by cash flows provided by operating activities and 39.78% from uninvested proceeds from financings of our properties. In addition, first quarter distributions totaling $4,120,000 were reinvested in our common shares pursuant to our dividend reinvestment plan. Our second quarter 2009 distributions, paid on July 17, 2009, were funded 42.90% by cash flows provided by operating activities and 57.10% from uninvested proceeds from financings of our properties. In addition, second quarter distributions totaling $4,563,000 were reinvested in our common shares pursuant to our dividend reinvestment plan. Our third quarter 2009 distributions, paid on October 16, 2009, were funded 87.25% by cash flows provided by operating activities and 12.75% from uninvested proceeds from financings of our properties. In addition, third quarter distributions totaling $5,255,000 were reinvested in our common shares pursuant to our dividend reinvestment plan.

Our 2008 distributions were funded 67.56% by cash flows provided by operating activities and 32.44% from uninvested proceeds from financings of our properties. In addition, distributions totaling $8,918,000 were reinvested in our common shares pursuant to our dividend reinvestment plan during 2008.

Our board of trustees has approved a quarterly distribution to shareholders of $0.15 per common share for the fourth quarter of 2009. The distribution will be calculated on a daily basis and paid on January 15, 2010, to shareholders of record during the period from October 1, 2009 through and including December 31, 2009.

Summary Selected Financial Data

This section supersedes the information under the section “Summary Selected Financial Data,” which begins on page 48 of our prospectus.

Summary Selected Financial and Operating Data

The following table sets forth summary selected financial and operating data on a consolidated basis for our company. You should read the following summary selected financial data in conjunction with our consolidated historical financial statements and the related notes and with “Management Discussion and Analysis of Financial Conditions and Results of Operations,” which are included in our incorporated documents.

The summary historical consolidated balance sheet information as of September 30, 2009 and 2008, December 31, 2008, 2007, 2006, 2005 and 2004 as well as the summary historical consolidated statement of operations information for the nine months ended September 30, 2009 and September 30, 2008 and for the periods ended December 31, 2008, 2007, 2006, 2005 and 2004 have been derived from our historical consolidated financial statements.

The summary selected financial information does not present an unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2009 or an unaudited pro forma condensed consolidated balance sheet as of September 30, 2009 because acquisitions during the period from January 1, 2009 through November 20, 2009 were not significant.

Our unaudited summary selected pro forma consolidated financial data is presented for the year ended December 31, 2008. Our unaudited summary selected pro forma consolidated statements of operations data for the year ended December 31, 2008 is based on our historical consolidated statements of operations and gives effect to the acquisitions of the following properties as if they were acquired on January 1, 2008 based on their statements of revenues and certain expenses, as applicable, for the (i) the Lakeside Office Center property, which was acquired on March 5, 2008, (ii) the Kings Mountain III property, which was acquired on March 14, 2008, (iii) the Thames Valley Five property, which was acquired on March 20, 2008, (iv) the Duke Buckeye Logistics Center property, which was acquired on June 12, 2008, (v) the Enclave on the Lake property, which was acquired on July 1, 2008, (vi) the Albion Mills Retail Park property, which was acquired on July 11, 2008, (vii) the Afton Ridge Shopping Center property, a joint venture interest which was acquired on September 18, 2008, (viii) the Maskew Retail Park property, which was acquired on October 23, 2008 and (ix) the Avion Midrise III & IV properties, acquired on November 18, 2008. Our unaudited pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been for the period indicated, nor does it purport to represent our future results of operations.

	Historical Consolidated		Pro Forma Consolidated	Historical Consolidated
	Nine Months Ended September 30,		Year Ended December 31,	Year Ended December 31,				July 1, 2004 (Date of Commencement) to December 31 2004
	2009	2008	2008	2008	2007	2006	2005
	(in thousands, except share data)
Statement of Operations Data(1):
Rental	$33,467	$23,631	$44,517	$33,396	$14,028	$6,630	$4,614	$913
Tenant Reimbursements	6,257	4,250	7,648	6,753	2,633	1,830	872	120

Total Revenue	39,724	27,881	52,165	40,149	16,661	8,460	5,486	1,033

Operating and Maintenance	4,077	2,555	5,049	3,739	1,217	901	374	7
Property Taxes	5,457	3,134	6,243	5,479	1,778	1,103	563	113
Interest	8,220	7,402	12,462	10,323	5,049	1,784	1,195	117
General and Administrative Expense	2,910	2,098	3,507	3,320	1,853	851	359	123
Investment Management Fee to Related Party	5,584	2,495	5,376	3,964	1,547	739	603	230
Acquisition Expenses	3,534	—	—	—	—	—	—	—
Class C Fee to Related Party	—	—	—	—	—	145	459	197
Depreciation and Amortization	18,371	11,457	21,178	17,171	8,050	4,618	2,478	334
Organizational Expenses	—	—	—	—	—	—	—	109

Total Expenses	48,153	29,141	53,815	43,996	19,494	10,141	6,031	1,230

Interest and Other Income	338	1,797	2,104	2,104	2,855	255	460	111
Net Settlement (Payments) Receipts on Interest Rate Swaps	(436)	—	65	65	—	—	—	—
Gain (Loss) on Interest Rate Swaps and Cap	19	(77)	(1,496)	(1,496)	—	—	—	—
(Loss) Gain on Note Payable at Fair Value	(802)	—	1,168	1,168	—	—	—	—
Loss on Transfer of Real Estate Held for Sale to Continuing Operations	—	(3,451)	(3,451)	(3,451)	—	—	—	—

Total Other Income and (Expenses)	(881)	(1,731)	(1,675)	(1,675)	2,855	255	460	111

(Loss) Income Before (Provision) Benefit for Income Taxes and Equity in (Loss) Income of Unconsolidated Entities	(9,310)	(2,991)	(3,325)	(5,522)	22	(1,426)	(85)	(86)
(Provision) Benefit for Income Taxes	(131)	41	82	82	(279)	—	—	—
Equity in (Loss) Income of Unconsolidated Entities(2)	(1,775)	103	(619)	(1,242)	(150)	—	—	—

Net Loss	(11,216)	(2,847)	(3,862)	(6,682)	(407)	(1,426)	(85)	(86)

Net Loss (Income) Attributable to Non-Controlling Operating Partnership Units	36	12	15	26	4	(1,058)	(7)	(3)

Net Loss Attributable to CB Richard Ellis Realty Trust Shareholders	$(11,180)	$(2,835)	$(3,847)	$(6,656)	$(403)	$(2,484)	$(92)	$(89)

Per Share Data:
Basic and Diluted Net Loss Per Share—Attributable to CB Richard Ellis Realty Trust Shareholders	$(0.15)	$(0.07)	$(0.08)	$(0.14)	$(0.02)	$(0.35)	$(0.01)	$(0.01)

Weighted Average Common Shares Outstanding—Basic and Diluted	75,649,787	41,444,884	46,089,680	46,089,680	18,545,418	7,010,722	6,967,762	6,893,961
Dividends Declared Per Share	$0.45	$0.44	$0.59	$0.59	$0.54	$0.50	$0.42	$0.08

(1)	The pro forma statement of operations for the nine months ended September 30, 2009 is excluded from the presentation because the 2009 acquisitions were not significant.
(2)

Included in equity in loss of unconsolidated entities is an impairment for our unconsolidated investment in CBRE Strategic Partners Asia in the amount of $2,505,000 for the nine months ended September 30, 2009 and $1,064,000 for the year ended December 31, 2008.

	Historical Consolidated		Historical Consolidated
	September 30,		December 31,
	2009	2008	2008	2007	2006	2005	2004
	(in thousands)
Balance Sheet Data:
Investments in Real Estate, After Accumulated Depreciation and Amortization	$593,486	$417,510	$484,827	$309,805	$70,650	$57,163	$43,946
Investment in Unconsolidated Entities	161,643	115,639	131,703	101	—	—	—
Total Assets	954,803	626,499	709,920	435,751	97,807	94,118	73,704
Notes Payable	212,742	154,047	177,161	116,876	34,975	34,975	13,250
Loan Payable	—	—	—	45,000	—	—	—
Total Liabilities	258,483	189,106	220,249	189,224	44,834	41,510	18,461
Non-Controlling Interest	2,464	2,464	2,464	2,464	2,464	250	250
Shareholders’ Equity	693,856	434,929	487,207	244,063	50,509	52,358	54,993
Total Liabilities, Non-Controlling Interest and Shareholders’ Equity	954,803	626,499	709,920	435,751	97,807	94,118	73,704

(1)	The pro forma consolidated balance sheets as of September 30, 2009 are excluded from the presentation because the 2009 acquisitions were not significant.

Non-GAAP Supplemental Financial Measure: Funds from Operations

Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry analysts and investors consider presentations of operating results for REITs that use historical cost accounting to be insufficient by themselves. Consequently, the National Association of Real Estate Investment Trusts, or NAREIT, created Funds from Operations, or FFO, as a supplemental measure of REIT operating performance.

FFO is a non-GAAP measure that is commonly used in the real estate industry. The most directly comparable GAAP measure to FFO is net income. FFO, as we define it, is presented as a supplemental financial measure. Management believes that FFO is a useful supplemental measure of REIT performance. FFO does not present, nor do we intend for it to present, a complete picture of our financial condition and/or operating performance. We believe that net income, as computed under GAAP, appropriately remains the primary measure of our performance and that FFO, when considered in conjunction with net income, improves the investing public’s understanding of the operating results of REITs and makes comparisons of REIT operating results more meaningful.

We compute FFO in accordance with standards established by NAREIT. Modifications to the NAREIT calculation of FFO are common among REITs, as companies seek to provide financial measures that meaningfully reflect their business and provide greater transparency to the investing public as to how their management team considers their results of operations. As a result, our FFO may not be comparable to FFO as reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do. The revised NAREIT White Paper on FFO defines FFO as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships and joint ventures.

Management believes that NAREIT’s definition of FFO reflects the fact that real estate, as an asset class, generally appreciates over time, and that depreciation charges required by GAAP do not always reflect the underlying economic realities. Likewise, the exclusion from NAREIT’s definition of FFO of gains and losses from the sales of previously depreciated operating real estate assets, allows investors and analysts to readily identify the operating results of the long-term assets that form the core of a REIT’s activity and assists in comparing those operating results between periods. Thus, FFO provides a performance measure that, when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates and operating costs. Management also believes that FFO provides useful information to the investment community about our financial performance when compared to other REITs, since FFO is generally recognized as the industry standard for reporting the operations of REITs.

In addition to presenting FFO in accordance with the NAREIT definition, we also disclose FFO, as adjusted, which excludes the effects of acquisition costs and any non-cash impairment charges. We believe that adjusting FFO to exclude these impairment charges more appropriately presents our results of operations on a comparative basis. The items that we exclude from FFO, as adjusted, are subject to significant fluctuations from period to period that cause both positive and negative effects on our results of operations, often in inconsistent and unpredictable directions. The economics underlying these excluded items are not the primary factors in management’s decision-making process. Period to period fluctuations in these items can be driven by accounting for short-term factors that are not relevant to long-term investment decisions, long-term capital structures or long-term tax planning and tax structuring decisions. Therefore, while our FFO, as adjusted, clearly differs from NAREIT’s definition of FFO, and may not be comparable to similarly named measures of other REITs and real estate companies, we believe that it provides a meaningful supplemental measure of our operating performance. We believe that investors are best served if the information that is made available to them allows them to align their analysis and evaluation of our operating results along the same lines that our management uses in planning and executing our business strategy, thus fostering a greater degree of transparency into our management process.

Neither FFO, nor FFO as adjusted, represents cash generated from operating activities in accordance with GAAP and should not be considered as alternatives to (i) net income (determined in accordance with GAAP), as indications of our financial performance, or (ii) to cash flow from operating activities (determined in accordance with GAAP) as measures of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to make cash distributions. We believe that to further understand our performance, each of FFO and FFO, as adjusted, should be compared with our reported net income and considered in addition to cash flows in accordance with GAAP, as presented in our Consolidated Financial Statements.

The following table presents our FFO and FFO, as adjusted, for the three months ended September 30, 2009, June 30, 2009, March 31, 2009 and December 31, 2008 (in thousands):

	Three Months Ended
	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008

Reconciliation of net loss to funds from operations:
Net Loss Attributable to CB Richard Ellis Realty Trust Shareholders	$(3,412)	$(4,238)	$(3,529)	$(3,822)
Adjustments:
Non-controlling interest	(16)	(8)	(13)	(14)
Net effect of FFO adjustment from unconsolidated entities(1)	3,891	3,516	3,261	2,571
Real estate depreciation and amortization	6,501	6,148	5,722	5,714

FFO	$6,964	5,418	5,441	4,449
Other Adjustments:
Acquisition expenses	2,536	$998	—	—
Impairment loss in unconsolidated entity	214	1,424	867	1,064

FFO, as adjusted	9,714	$7,840	$6,308	$5,513

FFO per share (basic and diluted)	$0.08	$0.07	$0.08	$0.07
FFO, as adjusted, per share (basic and diluted)	$0.11	$0.11	$0.09	$0.09

(1)	Represents our share of the FFO adjustments allowable under the NAREIT definition (primarily depreciation).

Compensation to Investment Advisor and Dealer Manager; Equity Investment by an Affiliate of the Investment Advisor

This section replaces the first sentence of footnote 2 which appears in the fee table under the sections “Summary—Q: What are the fees that we pay to the Investment Advisor, its affiliates and the Dealer Manager in connection with this offering?” which begins on page 10 of our prospectus and “Compensation to Investment Advisor and Dealer Manager; Equity Investment by an Affiliate of the Investment Advisor,” which begins on page 91 of our prospectus.

(2)        We reimburse the Investment Advisor for cumulative organizational and offering expenses incurred by the Investment Advisor on our behalf, which may include up to approximately $3,000,000 of organizational and offering expenses incurred by our Investment Advisor on our behalf in connection with our initial public offering which commenced on October 24, 2006 and was terminated on January 29, 2009.

Description of Shares

The fifth paragraph following the caption “Description of Shares—Share Redemption Program” beginning on page 106 of our prospectus is deleted and replaced in its entirety with the following:

Redemption of shares, when requested, will be made quarterly and, in the event our available cash flow is insufficient to fund all redemption requests, each shareholder’s request will be reduced on a pro rata basis. Alternatively, if we do not have such funds available, at the time when redemption is requested, a shareholder can (i) withdraw his or her request for redemption, or (ii) ask that we carry over his or her request to the next quarterly period, if any, when sufficient funds become available. If a shareholder does not make a subsequent request, we will treat the initial redemption request as cancelled.

This section contains certain information that supplements the description of our share redemption program following the caption “Description of Shares—Share Redemption Program” beginning on page 106 of our prospectus.

For the year ended December 31, 2008, we received requests to redeem 696,800.37 common shares pursuant to our share redemption program. We redeemed 100% of the redemption requests for the year ended December 31, 2008 at an average price per share of $8.91. For the nine month period ended September 30, 2009, we received requests to redeem 1,970,532.95 common shares pursuant to our share redemption program. We redeemed 100% of the redemption requests for the nine month period ended September 30, 2009 at an average price per share of $8.99. We funded share redemptions for the periods noted above from the proceeds of the sale of our common shares pursuant to our dividend reinvestment plan.

The Company

The following disclosure shall be added as a new section entitled “CBRE Advisors LLC” which shall begin on page 53 of our prospectus immediately following the description of “CB Richard Ellis Realty Trust.”

CBRE Advisors LLC

Our Investment Advisor is responsible for managing our affairs on a day-to-day basis pursuant to an advisory agreement. We have no employees and therefore depend on our Investment Advisor (whose officers are fully dedicated to the operations of our Investment Advisor) to implement and execute our operating policies and strategies. Through our Investment Advisor, we have access to the resources and experience of CBRE Investors and CB Richard Ellis. We benefit from the investment expertise and experience of our Investment Advisor, whose senior officers have significant experience in the real estate industry, including extensive acquisition, disposition and financing experience. Our Investment Advisor conducts a disciplined, research-based investment process, utilizing market intelligence and research data from CB Richard Ellis and its affiliates. It also seeks to leverage the long-standing relationships that CB Richard Ellis and its affiliates have in many major global markets to source, evaluate, underwrite and close attractive real estate investments on our behalf. We believe that these relationships and the access that they afford place our Investment Advisor in a strong position to execute our business strategy and adapt to changing market conditions.

Our Investment Advisor was organized as a Delaware limited liability company in June 2004 and commenced operations in July 2004. Our Investment Advisor is a majority-owned subsidiary of our sponsor, CBRE Investors, which is an indirect wholly-owned subsidiary of CB Richard Ellis (NYSE: CBG), which is a publicly-traded company and files reports and other information with the SEC. As a real estate operating company, CB Richard Ellis’ business and financial condition (and therefore the business and financial condition of our Investment Advisor) can be affected by macro real estate market conditions and other factors affecting commercial real estate, including, without limitation, credit market stability, interest rate levels, global, national, regional and local economic conditions and supply and demand real estate and real estate investments.

Experts

This section contains certain information that supplements and updates the information under the section “Experts,” which begins on page 148 of our prospectus.

The combined statements of assets, liabilities and partners’ capital and combined schedules of real estate related investments of CB Richard Ellis Strategic Partners Asia II, L.P. and CB Richard Ellis Strategic Partners Asia II-A, L.P., Cayman Islands exempted limited partnerships, as of December 31, 2008 and 2007 and the related combined statements of operations, partners’ capital and cash flows for the year ended December 31, 2008 and the period from July 9, 2007 (inception) through December 31, 2007, have been incorporated in this Supplement No. 13 by reference from the CB Richard Ellis Realty Trust Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended December 31, 2008, in reliance upon the reports of KPMG (for 2008) and KPMG LLP (for 2007), independent auditors, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

Incorporation of Certain Information by Reference

This Supplement No. 13 to our prospectus dated April 29, 2009 “incorporates by reference” certain information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. The following documents filed with the SEC are incorporated by reference into this Supplement No. 13:

•	Our Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 31, 2009;

•	Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2008, filed on June 26, 2009;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed on May 15, 2009;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed on August 14, 2009;

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, filed on November 16, 2009;

•	Our Current Report on Form 8-K/A, dated July 1, 2008, filed on July 17, 2008;

•	Our Current Report on Form 8-K/A, dated September 18, 2008, filed on December 4, 2008;

•	Our Current Report on Form 8-K/A, dated October 23, 2008, filed on January 8, 2009;

•	Our Current Report on Form 8-K, dated January 12, 2009, filed on January 13, 2009;

•	Our Current Report on Form 8-K, dated January 22, 2009, filed on January 22, 2009;

•	Our Current Report on Form 8-K, dated January 30, 2009, filed on February 5, 2009;

•	Our Current Report on Form 8-K, dated February 12, 2009, filed on February 18, 2009;

•	Our Current Report on Form 8-K, dated March 17, 2009, filed on March 23, 2009;

•	Our Current Report on Form 8-K, dated June 16, 2009, filed on June 22, 2009;

•	Our Proxy Statement on Schedule 14A for our 2009 Annual Meeting of Shareholders, filed on April 16, 2009; and

•	Description of our common shares of beneficial interest in the Registration Statement on Form 8-A, filed on April 29, 2008.

You can obtain any of the documents incorporated by reference in this Supplement No. 13 from us, or from the SEC through the SEC’s website at the address www.sec.gov. We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents. You should direct any written requests for documents to CB Richard Ellis Realty Trust, 17 Hulfish Street, Suite 280, Princeton, New Jersey 08542, or call (609) 683-4900. Such documents may also be accessed on our website at www.cbrerealtytrust.com. The information found on, or otherwise accessible through, our website is not incorporated information and does not form a part of this prospectus or any other report or document we file or furnish with the SEC.

Index to Consolidated Financial Statements

PRO FORMA FINANCIAL INFORMATION: DECEMBER 31, 2008:

Pro Forma Condensed Consolidated Financial Statements (unaudited)	F-2
Pro Forma Condensed Consolidated Statements of Operations for the Year Ended December 31, 2008 (unaudited)	F-3
Notes to Pro Forma Condensed Consolidated Financial Statements (unaudited)	F-4

CB RICHARD ELLIS REALTY TRUST

Pro Forma Condensed Consolidated Financial Statements

(unaudited)

The following unaudited pro forma condensed consolidated statements of operations of CB Richard Ellis Realty Trust (the “Company”) including its consolidated subsidiaries, for the year ended December 31, 2008 is based on the historical consolidated statements of operations of CB Richard Ellis Realty Trust and the statements of revenues and certain expenses, as applicable, for (i) the Lakeside Office Center property (“Lakeside”), which was acquired on March 5, 2008, (ii) Kings Mountain III (“KM III”), which was acquired on March 14, 2008 (iii) the Thames Valley Five property (“TVF”), which was acquired on March 20, 2008, (iv) the Duke Buckeye Logistics Center property (“Duke Buckeye”) which was contributed to the Duke joint venture on June 12, 2008, (v) the Enclave on the Lake property (“Enclave”), which was acquired on July 1, 2008. (vi) Albion Mills Retail Center (“Albion Mills”), which was acquired on July 11, 2008, (vii) Afton Ridge Shopping Center (“Afton Ridge”), a joint venture interest in which the Company acquired on September 18, 2008, (viii) the Maskew Retail Park property (“Maskew”) which was acquired on October 23, 2008, (ix) the Avion Midrise III & IV property (“Avion”) which was acquired on November 18, 2008.

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2008 is presented as if the acquisitions of Lakeside, TVF, KM III, Duke Buckeye, Enclave, Albion Mills, Afton Ridge, Maskew and Avion had taken place on January 1, 2008.

The unaudited pro forma condensed consolidated statements of operations should be read in conjunction with the statements of operations of CB Richard Ellis Realty Trust and the statements of revenues and certain expenses of Afton Ridge, Enclave, Lakeside, Maskew and Avion along with the accompanying notes thereto. The unaudited pro forma condensed consolidated statements of operations do not purport to represent our results of operations that would actually have occurred assuming the acquisitions of Lakeside, KM III, TVF, Duke Buckeye, Enclave, Albion Mills, Afton Ridge, Maskew and Avion properties had occurred on January 1, 2008, nor do they purport to project our results of operations as of any future date or for any future period.

Our unaudited pro-forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been for the period indicated, nor does it purport to represent our future results of operations. The unaudited pro forma condensed consolidated statement of operations and consolidated balance sheet for the nine months ended September 30, 2009 has not been included in the presentation of these unaudited pro forma financial statements due to the fact that the acquisitions during the period from January 1, 2009 through November 20, 2009 were not significant.

CB RICHARD ELLIS REALTY TRUST

Pro Forma Condensed Consolidated Statements of Operations

For the Year Ended December 31, 2008 (unaudited)

(In Thousands, Except Share Data)

	CB Richard Ellis Realty Trust Historical	Lakeside	KMIII	TVF	Duke- Buckeye	Enclave	Afton Ridge	Maskew	Avion	Enclave Pro Forma Adjustments	Albion Mills Pro Forma Adjustments	Afton Ridge Pro Forma Adjustments	Maskew Pro Forma Adjustments	Avion Pro Forma Adjustments	Consolidated Company Pro Forma
	A	B	C	D	E	F	G	H	I	J	K	L	M	N
REVENUES
Rental	$33,396	$364	$1	$494	$—	$2,091	$—	$3,442	$2,708	$252	$814	$—	$317	$638	$44,517
Tenant Reimbursements	6,753	121	—	4	—	221	—	133	345	—	—	—	11	60	7,648

Total Revenues	40,149	485	1	498	—	2,312	—	3,575	3,053	252	814	—	328	698	52,165

EXPENSES
Operating and Maintenance	3,739	90	8	4	—	591	—	136	400	—	—	—	11	70	5,049
Property Taxes	5,479	37	1	—	—	346	—	—	323	—	—	—	—	57	6,243
Interest	10,323	—	—	—	—	514	—	—	938	—	272	—	—	415	12,462
General and Administrative	3,320	—	—	—	—	44	—	15	108	—	—	—	1	19	3,507
Management Fees to Related Party	3,964	26	31	40	94	—	—	—	—	145	94	257	372	353	5,376
Depreciation and Amortization	17,171	170	147	275	10	—	—	—	—	1,056	229	—	780	1,340	21,178

Total Expenses	43,996	323	187	319	104	1,495	—	151	1,769	1,201	595	257	1,164	2,254	53,815

Other Income and Expenses
Interest and Other Income	2,104	—	—	—	—	—	—	—	—	—	—	—	—	—	2,104
Loss on Interest Rate Swaps and Cap	(1,496)	—	—	—	—	—	—	—	—	—	—	—	—	—	(1,496)
Gain on Note Payable at Fair Value	1,168	—	—	—	—	—	—	—	—	—	—	—	—	—	1,168
Loss on Transfer of Real Estate Held for Sale to Continuing Operations	(3,451)	—	—	—	—	—	—	—	—	—	—	—	—	—	(3,451)

Total Other Income and Expenses	(1,675)	—	—	—	—	—	—	—	—	—	—	—	—	—	(1,675)

(Loss) Income Before, Benefit for Income Taxes and Equity in Loss of Unconsolidated Entities	(5,522)	162	(186)	179	(104)	817	—	3,424	1,284	(949)	219	(257)	(836)	(1,556)	(3,325)
BENEFIT FOR INCOME TAXES	82	—	—	—	—	—	—	—	—	—	—	—	—	—	82
EQUITY IN (LOSS) INCOME OF UNCONSOLIDATED ENTITIES	(1,242)	—	—	—	(111)	—	1,259	—	—	—	—	(525)	—	—	(619)

NET (LOSS) INCOME	(6,682)	162	(186)	179	(215)	817	1,259	3,424	1,284	(949)	219	(782)	(836)	(1,556)	(3,862)

NET LOSS (INCOME) ATTRIBUTABLE TO NON-CONTROLLING OPERATING PARTNERSHIP UNITS	26	(1)	1	(1)	1	—	—	—	—	1	(1)	(2)	(10)	1	15

NET (LOSS) INCOME ATTRIBUTABLE TO CB RICHARD ELLIS REALTY TRUST SHAREHOLDERS	$(6,656)	$161	$(185)	$178	$(214)	$817	$1,259	$3,424	$1,284	$(948)	$218	$(784)	$(846)	$(1,555)	$(3,847)

Basic and Diluted Net Loss per Share – Attributable to CB Richard Ellis Realty Trust Shareholders	$(0.14)														$(0.08)
Weighted Average Common Shares Outstanding – Basic and Diluted	46,089,680														46,089,680

See accompanying notes to the pro forma condensed consolidated financial statements.

CB RICHARD ELLIS REALTY TRUST

Notes to Pro Forma Condensed Consolidated Financial Statements

(unaudited)

1.	Adjustments to Pro Forma Condensed Consolidated Statements of Operations

The adjustments to the pro forma condensed consolidated statement of operations of the Company for the year ended December 31, 2008 are as follows:

(A) Reflects the historical condensed consolidated statement of operations of the Company for the year ended December 31, 2008.

(B) Reflects the pro forma adjustment for Lakeside in order to present the operations as if the property was acquired on January 1, 2008. The Company acquired Lakeside on March 5, 2008. The pro forma adjustment recognizes revenues and operating expenses, depreciation and amortization expense and an increase in the investment management fee through March 4, 2008 (date prior to acquisition).

Net (income) attributable to non-controlling operating units reflects an adjustment for the allocable portion of the pro forma income of the Lakeside property.

(C) Reflects the pro forma adjustment for KM III in order to present the operations as if the property was acquired on January 1, 2008. The Company acquired KM III on March 14, 2008. The pro forma adjustment recognizes revenues and operating expenses, depreciation and amortization expense and an increase in the investment management fee through March 13, 2008 (date prior to acquisition).

Net loss attributable to non-controlling operating units reflects an adjustment for the allocable portion of the pro forma loss of the KM III property.

(D) Reflects the pro forma adjustment for TVF in order to present the operations as if the property was acquired on January 1, 2008. The Company acquired TVF on March 20, 2008. The pro forma adjustment recognizes revenues and operating expenses, depreciation and amortization expense and an increase in the investment management fee through March 19, 2008 (date prior to acquisition).

Net (income) attributable to non-controlling operating units reflects an adjustment for the allocable portion of the pro forma of the TVF property.

(E) Reflects the pro forma adjustment of equity in income of unconsolidated interest in Duke Buckeye as if the property was acquired on January 1, 2008. The property was contributed to the joint venture on June 12, 2008. Equity in loss of unconsolidated interest is presented to include revenues, direct operating expenses, and depreciation and amortization expense through June 11, 2008 (the date prior to contribution into the joint venture). Rental revenues are recorded on a straight line basis by the unconsolidated joint venture. The pro forma adjustments also include investment management fees and depreciation and amortization expense associated with direct Company acquisition costs outside of the joint venture.

Net loss attributable to non-controlling operating units reflects an adjustment for the allocable portion of the pro forma loss of the Duke Buckeye property.

(F) Reflects the historical statement of operations for the six months ended June 30, 2008 for the Enclave property in order to present the operations as if the property was acquired on January 1, 2008. The Company acquired Enclave on July 1, 2008. Revenues and operating expenses are presented on an accrual basis of accounting. Rental revenues are recorded on a straight line basis. Pro forma depreciation, amortization and investment management fee are included in the pro forma adjustments reflected in (J).

CB RICHARD ELLIS REALTY TRUST

Notes to Pro Forma Condensed Consolidated Financial Statements

(unaudited)

(G) Reflects the historical statement of equity in income of unconsolidated interest in Afton Ridge for the six months ended June 30, 2008 as if the property was acquired on January 1, 2008. A joint venture interest in the property was acquired on September 18, 2008. Equity in income of unconsolidated entity is presented to include revenues and direct operating expenses through June 30, 2008. Rental revenues are recorded on a straight line basis by the unconsolidated joint venture. Pro forma depreciation, amortization, interest expense and investment management fee are included in the pro forma adjustments reflected in (L).

(H) Reflects the historical statement of operations for the nine months ended September 30, 2008 for the Maskew property in order to present the operations as if the property was acquired on January 1, 2008 The Company acquired Maskew on October 23, 2008. Revenues and operating expenses are presented on an accrual basis of accounting. Rental revenues are recorded on a straight line basis. Pro forma depreciation and investment management fee are included in the pro forma adjustment reflected in (M).

(I) Reflects the historical statement of operations for the nine months ended September 30, 2008 for the Avion property in order to present the operations as if the property was acquired on January 1, 2008. The Company acquired Avion on November 18, 2008. Revenues and operating expenses are presented on an accrual basis of accounting. Rental revenues are recorded on a straight line basis. Pro forma depreciation, amortization and investment management fee are included in the pro forma adjustment reflected in (N).

(J) The additional pro forma adjustments for Enclave reflect the increase in rental revenue as a result of amortization of below market rents, increase in interest expense as a result of amortization of the discount from the fair value adjustment on the assumed loan, amortization of deferred loan costs, depreciation, amortization and investment management fee for the six months ended June 30, 2008 as if the property was acquired on January 1, 2008.

Net loss attributable to non-controlling operating units reflects an adjustment for the allocable portion of the pro forma loss of the Enclave property.

(K) Reflects the pro forma adjustment for Albion Mills in order to present the operations as if the property was acquired on January 1, 2008. The Company acquired Albion Mills on July 11, 2008. The pro forma adjustment recognizes revenues and operating expenses, interest expense, depreciation and amortization expense and investment management fee through July 10, 2008 (date prior to acquisition).

Net (income) attributable to non-controlling operating units reflects an adjustment for the allocable portion of the pro forma income of the Albion Mills property.

(L) Reflects the pro forma adjustments for Afton Ridge to record revenues and direct operating expenses for the period July 1, 2008 through September 17, 2008 (date prior to contribution in the joint venture). Rental revenues are recorded on a straight line basis by the unconsolidated joint venture. The pro forma adjustments also include investment management fees recorded by the Company and interest expense, depreciation and amortization expense as recorded by the unconsolidated joint venture as if the property was acquired on January 1, 2008.

Net (income) attributable to non-controlling operating units reflects an adjustment for the allocable portion of the pro forma equity in income of unconsolidated entities of the Afton Ridge property.

(M) Reflects the pro forma adjustments for the Maskew property to record revenues and direct operating expenses for the period October 1, 2008 through October 22, 2008 (date prior to acquisition) Rental revenues are

CB RICHARD ELLIS REALTY TRUST

Notes to Pro Forma Condensed Consolidated Financial Statements

(unaudited)

recorded on a straight line basis. The pro forma adjustments also include investment management fees recorded by the Company and depreciation and amortization expense as if the property was acquired on January 1, 2008.

Net (income) attributable to non-controlling operating units reflects an adjustment for the allocable portion of the pro forma income of the Maskew property.

(N) Reflects the pro forma adjustments for the Avion property to record revenues, direct operating expenses and interest expense for the period October 1, 2008 through November 17, 2008 (date prior to acquisition) Rental revenues are recorded on a straight line basis. The pro forma adjustments also include investment management fees recorded by the Company and depreciation and amortization expense as if the property was acquired on January 1, 2008.

Net loss attributable to non-controlling operating units reflects an adjustment for the allocable portion of the pro forma loss of the Avion property.